Exhibit 99.1

Vermillion Reports Fourth Quarter and Full Year 2011 Results

AUSTIN, Texas — March 27, 2012 —Vermillion, Inc. (NASDAQ: VRML), a leading molecular diagnostics company, reported financial and operational results for the fourth quarter and full year ended December 31, 2011.

Q4 and Full Year 2011 Operational Highlights

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In 2011, the test volume of OVA1®, the company’s flagship diagnostic designed to help differentiate benign from malignant ovarian masses, increased 147% to 15,225. In Q4, test volume increased 40% over the same year-ago quarter to 4,118.

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In 2011, expanded payer coverage for OVA1 with 10 additional independent Blue Cross Blue Shield plans, which brought the total to 22 by the end of the year. Collectively, OVA1 had coverage with approximately 82 million insured lives as of December 31, 2011.

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During 2011, the company successfully used a variety of channels to educate physicians on the utility and benefits of OVA1. The company’s base of key opinion leaders that support OVA1 increased to more than 275, with a group of over 30 industry experts who presented at more than 90 medical education events during 2011.

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In December, completed the purchase of substantially all of the assets associated with the ovarian cancer diagnostics business of Correlogic Systems, including more than 1,800 prospectively collected diagnostic samples from ovarian tumor studies, three biomarker-related pending U.S. patents, proprietary software and other intellectual property. The company is currently using these assets to advance its ovarian cancer franchise, including the development of OVA2™, its next-generation ovarian cancer test.

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In 2011, strengthened the company’s patent portfolio with nine notices of allowance for patents (one added in Q4), including breast cancer biomarkers, ovarian cancer, lung cancer, Alzheimer’s disease, and five biomarker patents related to PAD.

•	In October, released positive top-line data from an intended use clinical study of the company’s peripheral artery disease (PAD) development program.

Q4 and Full Year 2011 Financial Highlights

Total revenues in the fourth quarter of 2011 increased 152% to $868,000 from $345,000 in the same year-ago quarter. Revenues in the fourth quarter of 2011 included $755,000 from product sales of OVA1 and $113,000 of license revenue related to the company’s achievement of certain milestones under its amended strategic alliance agreement with Quest Diagnostics.

Revenue in the fourth quarter of 2011 included $206,000 of product revenue from 4,118 OVA1 tests performed at the fixed $50 per test, and $549,000 for the variable 33% royalty from 11,708 OVA1 tests reported by Quest Diagnostics as resolved in 2011. The resolved volume includes both reimbursed and unreimbursed tests for which the payment status was considered final by Quest Diagnostics as of December 31, 2011. Tests that do not yet have a final resolution for 2011 will be included in our 2012 annual royalty report.

For the year ended December 31, 2010, the company reported $159,000 in revenue from the 33% variable royalty that represents 2,814 OVA1 tests reported by Quest Diagnostics as resolved in 2010. The resolved amount includes both reimbursed and unreimbursed tests for which the payment status was considered final by Quest Diagnostics as of December 31, 2010. This amount was reported to Vermillion and recorded in the first quarter of 2011.

Total revenues for the full year 2011 increased 64% to $1.9 million from $1.2 million in 2010. Revenues in 2011 included $1.5 million from product sales of OVA1 and $454,000 of license revenue. Product sales of OVA1 in 2011 include $761,000 from 15,225 OVA1 tests performed at the fixed $50 per test, $549,000 for the 33% royalty reported by Quest Diagnostics for 2011, and $159,000 for the 33% royalties reported by Quest Diagnostics for 2010. The 2010 royalty was reported to the company and recorded in the first quarter of 2011.

Total operating expenses decreased in the fourth quarter of 2011 to $3.9 million from $4.5 million in the same period a year ago. Operating expenses in the fourth quarter of 2011 included $314,000 in non-cash stock-based compensation, as compared to $1.6 million in the same year-ago quarter. Total operating expenses increased in 2011 to $19.4 million from $15.7 million in 2010. Operating expenses in 2011 included $3.3 million in non-cash stock-based compensation, as compared to $4.9 million in 2010. The annual increase was due primarily to increased average headcount in sales and marketing and related costs, higher clinical trial and collaboration costs for the ongoing development of the company’s ovarian cancer program and VASCLIR®, as well as an increase in legal fees including those associated with the company’s MAS litigation. Research and development expenses for 2011 also included $435,000 for the Correlogic asset acquisition.

Net loss for the fourth quarter was $3.1million or $(0.21) per share, as compared to $4.0 million or $(0.38) per share in the same year-ago quarter. Net loss for 2010 included $8.6 million in reorganization items and $4.4 million in gains resulting from the exercise and fair value revaluation of common stock warrants. Net loss for 2011 was $17.8 million or $(1.25) per share, as compared to $19.0 million or $(1.83) per share in 2010.

As of December 31, 2011, the company’s cash and cash equivalents totaled $22.5 million. The company used $5.0 million in cash from operations during the fourth quarter, including $435,000 for the Correlogic asset acquisition.

Management Commentary

“2011 showed substantial expansion in OVA1 tests usage leading to another year of revenue growth for Vermillion,” said Gail S. Page, the company’s president and chief executive officer. “In fact, more than 3,700 or 11% of the nation’s gynecologists —the professionals who help define the standard of care for women with ovarian cancer —ordered OVA1 in 2011. The specialist sub-group of gynecologic oncologists supporting OVA1 also grew by 24 in the fourth quarter, bringing the total to more than 275. Given the relatively short period of time this test has been on the market, this represents strong traction and increasing brand awareness within the gynecologist community. This strong progress was matched by increased OVA1 payer coverage in 2011 and the addition of the Department of Defense payer coverage in January 2012.

“The recent approval of a Category 1 CPT code for OVA1 represents a major step towards broader commercial adoption. This approval was supported by peer-reviewed publications and positive coverage decisions, including Medicare. We expect OVA1’s unique CPT code to increase OVA1 test volumes, since it will help streamline claims processing and accelerate further coverage and adoption by private payers. While certainly a major achievement for OVA1, it is also a significant endorsement of the unmet clinical need addressed by this important triage test.

“Since improving payer coverage and reimbursement for OVA1 remains our key strategic initiative in 2012, we are continuing to work closely with our partner, Quest Diagnostics, and our territory development managers to both engage with physician offices during the claims process and as well as better educate payers. We believe this two-pronged approach ultimately drives more favorable coverage decisions. We also recently launched a program to encourage local key opinion leaders to work with regional insurance providers and support coverage of OVA1.

“These comprehensive efforts have resulted in OVA1 payer coverage recently being added by Wellmark in South Dakota and Iowa, bringing the total number of independent BlueCross BlueShield plans to 24 or coverage for approximately 38 million lives. Including Medicare and other regional plans, we estimate total coverage for OVA1 currently exceeds 85 million lives. Additionally, the Department of Defense added OVA1 to their contract effective January of this year, giving more than 45 military medical centers in the U.S. and numerous military medical clinics and facilities around the world access to OVA1 for the first time.

“The restructuring program we announced at the beginning of the year is continuing on track. With this program in place, we are focusing on our major 2012 objectives on further commercializing OVA1, advancing the development pipeline and exploring potential partnerships.”

About Vermillion and OVA1

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, cardiology and women’s health. As the first protein-based, In Vitro Diagnostic Multi-Variate Index Assay (IVDMIA) cleared by the FDA, OVA1 represents a new class of software-based diagnostics. Additional information about Vermillion can be found at www.vermillion.com.

Forward-Looking Statement

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in Vermillion’s most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations:

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Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$22,477	$22,914
Accounts receivable	99	136
Prepaid expenses and other current assets	317	779

Total current assets	22,893	23,829
Property and equipment, net	216	194
Other assets	2	12

Total assets	$23,111	$24,035

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,331	$998
Accrued liabilities	2,592	3,056
Short-term debt	7,000	—
Convertible senior notes	—	5,000
Deferred revenue	553	1,049

Total current liabilities	11,476	10,103
Non-current liabilities:
Long-term debt	—	7,000
Warrant liability	—	378
Long-term deferred revenue	1,224	1,679
Other liabilities	52	259

Total liabilities	12,752	19,419

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at December 31, 2011 and 2010	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 14,900,831 and 10,657,564 shares issued and outstanding at December 31, 2011 and 2010, respectively	15	11
Additional paid-in capital	326,796	303,270
Accumulated deficit	(316,299)	(298,509)
Accumulated other comprehensive loss	(153)	(156)

Total stockholders’ equity	10,359	4,616

Total liabilities and stockholders’ equity	$23,111	$24,035

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three months ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Revenue:
Product	$755	$149	$1,469	$308
License	113	196	454	867

Total revenue	868	345	1,923	1,175
Cost of revenue:
Product	24	63	129	88

Total cost of revenue	24	63	129	88

Gross profit	844	282	1,794	1,087
Operating expenses:
Research and development(1)	1,168	1,051	5,387	3,848
Sales and marketing(2)	1,219	1,106	5,539	2,857
General and administrative(3)	1,527	2,380	8,509	8,984

Total operating expenses	3,914	4,537	19,435	15,689

Loss from Operations	(3,070)	(4,255)	(17,641)	(14,602)
Interest income	9	15	64	40
Interest expense	(66)	(116)	(396)	(491)
Gain on investments in auction rate securities	—	—	—	58
Change in fair value and gain from exercise of warrants, net	4	(74)	378	4,353
Debt conversion costs	—	—	—	(141)
Reorganization items	(22)	(36)	(96)	(1,677)
Reorganization items - related party incentive plan	—	—	—	(6,932)
Other income (expense), net	10	452	(99)	358

Loss before income taxes	(3,135)	(4,014)	(17,790)	(19,034)
Income tax benefit (expense)	—	—	—	—

Net loss	$(3,135)	$(4,014)	$(17,790)	$(19,034)

Loss per share - basic and diluted	$(0.21)	$(0.38)	$(1.25)	$(1.83)

Shares used to compute basic and diluted loss per common share	14,866,848	10,572,942	14,249,570	10,404,741

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$96	$204	$686	$992
(2) Sales and marketing	36	26	158	77
(3) General and administrative	182	1,321	2,446	3,868